                                  EXHIBIT 23.3

                                                                    EXHIBIT 23.3


                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Willamette Industries, Inc.:


We consent to the inclusion in the Form 8-K/A of Weyerhaeuser Company, filed on February 28, 2002, and the incorporation by reference in this Weyerhaeuser Company Registration Statement on Form S-8, of our report dated February 11, 2002, relating to the consolidated balance sheets of Willamette Industries, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K of Willamette Industries, Inc.


                                       KPMG LLP


Portland, Oregon
April 12, 2002










                                       15